Exhibit 23.4

Deloitte Guatemala, S. A. Europlaza World Business Center 5a Avenida 5-55, zona 14 Torre IV, Nivel 8 01014 Guatemala Tel: (502) 2384-6500 Fax:(502) 2384-6555 www.deloitte.com/gt

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 6 to Registration Statement on Form F-1 of I.C. Power Ltd. of our report dated September 10, 2016, relating to the financial statements of Distribuidora de Electricidad de Oriente, S. A. as of December 31, 2015, 2014, 2013 and January 1, 2013, and for the years ended December 31, 2015, 2014 and 2013 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to that (i) the financial statements as of December 31, 2015, 2014, 2013 and January 1, 2013, and for the years ended December 31, 2015, 2014 and 2013 have been restated for the correction of errors and expanded certain disclosures from those previously presented and (ii) a subsequent event relating to a legal proceeding initiated by the Guatemalan Tax Administration), appearing in the Prospectus which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

City of Guatemala, Guatemala

January 20, 2017

Deloitte Guatemala, S. A.

/s./ Sergio Patzán

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